NEWS RELEASE
May 1, 2017

FOR IMMEDIATE RELEASE
Contact: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. COMPLETES ACQUISITION OF
TFB BANCORP, INC. IN YUMA, ARIZONA

KALISPELL, MONTANA - Glacier Bancorp, Inc. (NASDAQ: GBCI) today announced the completion of its acquisition of TFB Bancorp, Inc. (“TFB Bancorp”) (OTC Pink: TBBN), the holding company for The Foothills Bank, a community bank based in Yuma, Arizona. The Foothills Bank provides banking services to businesses and individuals in Arizona with four banking offices located in Yuma, Prescott, and Casa Grande. The Foothills Bank has merged into Glacier Bank and will operate as a separate banking division under the name “The Foothills Bank, a division of Glacier Bank” and with its existing management team. At March 31, 2017, TFB Bancorp, Inc. had total assets of approximately $360 million.
About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 91 communities in Montana, Idaho, Utah, Washington, Wyoming, Colorado, and Arizona. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana and is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d'Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; Bank of the San Juans, Durango, operating in Colorado; and The Foothills Bank, Yuma, operating in Arizona.

Visit Glacier’s website at http://www.glacierbancorp.com

Forward-Looking Statements
This news release includes forward-looking statements which describe management's expectations regarding future events and developments such as the benefits of the business combination transaction involving the Company and TFB Bancorp, continued success of the Company's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.